Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE ENTERS INTO DEFINITIVE MERGER AGREEMENT

TO BE ACQUIRED BY CONSORTIUM LED BY

GL CAPITAL

SciClone to be acquired for $11.18 per share, representing a valuation of approximately $605 million

FOSTER CITY, CA, June 8, 2017 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) (the “Company” or “SciClone”) and a consortium consisting of entities affiliated with GL Capital Management GP Limited (“GL Capital”), Bank of China Group Investment Limited (“BOCGI”), CDH Investments, Ascendent Capital Partners and Boying (collectively, the “Buyer Consortium”) today announced that they have entered into a definitive merger agreement under which the Buyer Consortium will acquire all the outstanding shares of SciClone for $11.18 per share in cash. The transaction will be funded by the Buyer Consortium through a combination of equity financing to be provided by the Buyer Consortium and debt financing, and is not subject to a financing condition. The transaction, which was unanimously approved by SciClone’s Board, values the Company at approximately $605 million, on a fully diluted basis, and represents a premium of 11% over SciClone’s closing stock price on June 7, 2017 and a premium of 16% over its ten-day volume-weighted average closing stock price. The transaction, which is expected to close this calendar year, is subject to approval by SciClone stockholders and other customary closing conditions.

“The Board has determined that a sale of the Company at this time is the best way to deliver meaningful value to SciClone’s stockholders,” said Jon S. Saxe, Chairman of SciClone’s Board of Directors. “While SciClone has executed well on its growth strategies to date, following continued review of its strategic alternatives, the Board has determined that the challenges of continuing to operate as an independent US-based, publicly traded company in the complex, competitive and increasingly price-sensitive China pharmaceuticals market represent long-term risks to the Company’s ability to maintain a strong growth trajectory and to meet its financial objectives. This agreement enables SciClone stockholders to achieve substantial cash value and premium to the Company’s recent trading price in the near term and eliminates exposure to long-term risk and uncertainty.”

Friedhelm Blobel, Chief Executive Officer of SciClone said, “We believe that SciClone has reached the stage where its long-term future and strategic path forward can best be realized as part of a corporate entity based in and managed from China. We are proud of the company we have built, and believe that the Buyer Consortium is best positioned to continue growing the business, compete more effectively and invest the necessary resources to further serve our customers and provide high quality medicines to Chinese patients. We want to express our deep appreciation to our customers, partners, collaborators and employees. We are pleased to be able to provide near-term value to our stockholders while ensuring the long-term future of the Company.”

“On behalf of the Buyer Consortium, I would like to express my deep appreciation and admiration to the Board and the management of SciClone. They have done an impressive job navigating through China’s complex healthcare landscape and built the Company into the solid and successful business it is today,” said Jeffrey Li, founder and CEO of GL Capital. “We very much look forward to working with the Company’s management and its excellent employees in the near future. With the extensive local knowledge and vast resources brought by the various members of the Buyer Consortium, we are confident the Company will have a bright and promising future for all of its customers, patients, employees, and other stakeholders.”

Lazard is serving as exclusive financial advisor to SciClone and DLA Piper LLP (US) is serving as its legal advisor.

Morgan Stanley is serving as financial advisor to the Buyer Consortium and Skadden, Arps, Slate, Meagher & Flom LLP is serving as its legal advisor.

About SciClone

SciClone Pharmaceuticals, Inc. is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company’s long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

About GL Capital

Established in 2010, GL Capital is a Greater China healthcare-focused, value-driven investment management group. Since inception, GL Capital has developed a reputation as the partner-of-choice for leading healthcare companies and demonstrated capability to add value to its portfolio companies.

About BOCGI

BOCGI is the principal direct investment platform of Bank of China. Established in 1984, BOCGI has made extensive investment in various sectors benefiting from China’s economic growth.

About CDH Investments

Established in 2002, CDH Investments (“CDH”) is one of the largest alternative asset management institutions focused on China, with over US$17 billion in assets under management as of 31 December 2016. CDH has more than 100 investment professionals working in offices in Hong Kong, Singapore, Beijing, Shanghai and Shenzhen. Since inception, CDH has invested in more than 180 companies, and has helped more than 50 companies successfully list on the stock exchanges in the U.S., Hong Kong and China. Many of these companies are sector leaders, and, collectively, they play an important role in China’s economy. With its extensive network of business relationships and knowledge of China’s domestic economy, CDH is an ideal partner for global companies to tap on China’s growth potential.

About Ascendent Capital Partners

Ascendent Capital Partners (“Ascendent”) is a private equity investment management firm focused on Greater China-related investment opportunities, managing capital for globally renowned institutional investors including sovereign wealth funds, endowments, pensions, foundations and fund-of-funds. Ascendent aims to provide influential and informed capital to help portfolio companies achieve greater value, while generating the highest quality risk-adjusted returns for our investors. Ascendent is managed by a team with extensive experience in executing innovative and groundbreaking private equity investments in Greater China.

About Boying

Boying Investments Limited is a wholly owned limited company of Mr. Weihang Zhu.

Forward-Looking Statements

This press release, and the documents to which the Company refers you in this communication, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements. Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which the Company has no control. Those risks include, without limitation (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the risk that the Buyer Consortium may fail to obtain financing, and notwithstanding that receipt of financing is not a closing condition, that the closing may not occur if Buyer Consortium is unable to secure adequate financing, (iii) the failure to satisfy all of the closing conditions of the proposed transaction, including the adoption of the definitive agreement by the Company’s stockholders, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business, operating results, and relationships with customers, suppliers and others, (vi) risks that the proposed transaction may disrupt the Company’s current plans and business operations, (vii) potential difficulties retaining employees as a result of the proposed transaction, (viii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the definitive agreement or the proposed transaction. In addition, the Company’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: the Company’s substantial dependence on sales of ZADAXIN in China; the dependence of the Company’s revenues on obtaining or maintaining regulatory licenses and compliance with other country-specific regulations, including renewing the Company’s drug import license for ZADAXIN; risks and uncertainties relating to Chinese government actions intended to reduce pharmaceutical prices such as the reduction in some provinces of the governmentally permitted maximum listed price for the Company’s products and increased oversight of the health care market and pharmaceutical industry; risks related to existing and future pricing pressures on our products, particularly in China; SciClone’s ability to implement and maintain controls over its financial reporting; actual or anticipated fluctuations in the Company’s operating results, some of which may result from undertaking new clinical development projects, or from licensing or acquisition-related expenses including up-front fees, milestone payments, and other items; the Company’s ability to successfully develop or commercialize its products; risks related to the impact of the Company’s efforts to in-license or acquire other pharmaceutical products for marketing in China and other markets; the Company’s dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; risks relating to operating in China, including risk due to changes in regulatory environment, slow payment cycles and changes to economic conditions including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC, including but not limited to the risks described in SciClone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company and the Buyer Consortium. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY

INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.sciclone.com under the heading “SEC Filings” in the “Investors and Media” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (650) 358-1447.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from the Company’s stockholders in favor of the proposed transaction. Information about the Company’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of the Company’s stockholders generally, will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional information about these directors and executive officers is available in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 9, 2017. To the extent that holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.